Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - October 22, 2021) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and nine months ended September 30, 2021.
3rd Quarter 2021 Summary

•Net sales of $399.6 million, representing a 700 basis point outperformance compared to the quarter-over-quarter reduction in light vehicle production in the Company's primary markets
•Gross profit margin of 35.3%
•Net income of $76.7 million
•2.83 million shares repurchased during the quarter at an average price of $32 per share

    For the third quarter of 2021, the Company reported net sales of $399.6 million, compared to net sales of $474.6 million in the third quarter of 2020. On a quarter-over-quarter basis, global light vehicle production in the Company's primary regions of Europe, North America, Japan/Korea and China decreased 23% when compared to the third quarter of 2020. Additionally, when compared to the mid-July 2021 IHS Markit light vehicle production forecast in the Company’s primary regions, actual light vehicle production during the third quarter of 2021 declined in excess of 3.1 million units, or 19%, as a result of the ongoing industry-wide part shortages and global supply chain constraints. The largest shortfall in light vehicle production for the third quarter of 2021 came from the European and North American markets, which together, experienced actual light vehicle production levels that declined by approximately 27% compared to the third quarter of 2020. The reduction in light vehicle production compared to forecast was led by several OEM customers that deploy high levels of the Company's product content, including both interior and exterior auto-dimming mirrors and other electronic features such as Full Display Mirror® and HomeLink®. The total impact to the Company from the shortfall in vehicle production was a reduction in actual mirror unit shipments of approximately 2.5 to 3 million mirrors versus the Company's beginning of the quarter forecast. "While we have been dealing with the impacts of supply chain constraints throughout the first half of 2021, the effects of the electronic component shortages worsened during the third quarter

Exhibit 99.1
of this year. The majority of the forecasted mirror unit shipments that were lost during the quarter came from our primary markets, but the hardest hit regions were North America and Europe where we typically have content that is above the corporate average in terms of average sell price. Despite these challenges, our team has done a remarkable job of securing components as well as providing unique solutions for our customers that included complete re-designs of circuits in order to avoid constrained components which helped minimize the impact to OEM production schedules," said President and CEO, Steve Downing.
    For the third quarter of 2021, the gross margin was 35.3%, compared to a gross margin of 39.7% for the third quarter of 2020. Compared to the third quarter of 2020, the gross margin was primarily impacted by the lower sales levels stemming from the 23% quarter over quarter decline in light vehicle production in the Company's primary regions. However, the gross margin was also impacted by lower than expected price reductions on raw materials, increases in freight and other supply chain related costs, as well as certain component cost increases. "While the gross margin for the third quarter of 2021 was below our original forecasts, we were pleased with the overall performance of the Company given the significant reduction in sales versus our forecast coming into the quarter. Since the beginning of the pandemic, we have worked hard as an organization to reduce overhead costs which helped stabilize our profitability in the third quarter despite this unpredictably large change in revenue. In fact, our estimates show that had the sales levels been as forecasted, then our gross margins would have been more in line with our previous second half of 2021 guidance range,” continued Downing.
     Operating expenses during the third quarter of 2021 increased by 7% to $52.7 million, compared to operating expenses of $49.4 million in the third quarter of 2020.
    Income from operations for the third quarter of 2021 was $88.2 million compared to income from operations of $138.9 million for the third quarter of 2020.
During the third quarter of 2021, the Company had an effective tax rate of 15%, which was primarily driven by the benefit of the foreign derived intangible income deduction and discrete benefits from stock based compensation.

Exhibit 99.1
Net income was $76.7 million for the third quarter of 2021, compared to a net income of $117.1 million in the third quarter of 2020. The change in net income was primarily the result of the quarter over quarter changes in sales, gross margins and operating profits.
Earnings per diluted share for the third quarter of 2021 were $0.32, compared to earnings per diluted share of $0.48 for the third quarter of 2020.
    Automotive net sales in the third quarter of 2021 were $391.3 million, compared with $464.7 million in the third quarter of 2020. Auto-dimming mirror unit shipments decreased 7% during the quarter compared to the third quarter of 2020.
    Other net sales in the third quarter of 2021, which includes dimmable aircraft windows and fire protection products, were $8.3 million, compared to other net sales of $10.0 million in the third quarter of 2020. Dimmable aircraft window sales decreased by 34% for the third quarter of 2021 when compared to the third quarter of 2020. The Company continues to expect that dimmable aircraft window sales will be negatively impacted until there is a more meaningful recovery of the aerospace industry and the Boeing 787 aircraft production levels improve.
Share Repurchases
During the third quarter of 2021, the Company repurchased 2.83 million shares of its common stock at an average price of $32 per share for a total of $90.6 million. As of September 30, 2021, the Company has approximately 25.4 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic and supply constraints), market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the fourth quarter of 2021, and full years 2021 and 2022 are based on the mid-October 2021 IHS Markit forecast for light vehicle production in North America, Europe, Japan/Korea and China.
Light vehicle production in the Company's primary markets is forecasted by IHS Markit to

Exhibit 99.1
decrease 20% for the fourth quarter 2021 compared to the fourth quarter of 2020. However, this vehicle production forecast for the fourth quarter of 2021 represents a sequential increase in light vehicle production of 2.5 million units in our primary markets when compared to the third quarter of 2021. Forecasted vehicle production volumes for the fourth quarter of 2021 and calendar years 2021 and 2022 are shown below:

Light Vehicle Production (per IHS Markit mid-October light vehicle production forecast)
(in Millions)
Region	Q4 2021	Q4 2020	% Change	Calendar Year 2022	Calendar Year 2021	Calendar Year 2020	2022 vs 2021 % Change	2021 vs 2020 % Change
North America	3.20	3.85	(17)%	15.24	13.00	13.02	17%	—%
Europe	4.04	5.24	(23)%	18.60	16.02	16.57	16%	(3)%
Japan and Korea	2.66	3.23	(18)%	11.29	10.76	11.21	5%	(4)%
China	6.28	7.82	(20)%	24.50	23.28	23.59	5%	(1)%
Total Light Vehicle Production	16.18	20.14	(20)%	69.63	63.06	64.39	10%	(2)%

Based on this light vehicle production forecast and the actual results of the third quarter of 2021, the Company is providing updated guidance estimates for the second half of 2021. The Company's current estimate is that net sales for the second half of 2021 will be between $770 million and $840 million. This revenue forecast is based on the combination of the third quarter of 2021 actual revenue, as well as the Company's expectation that component shortages and supply constraints will continue to drive light vehicle production below the IHS-Markit light vehicle production forecast shown above during the fourth quarter of 2021. The guidance provided includes manual adjustments to account for the Company's estimates of the impact that global supply constraints will have on overall light vehicle production. The Company has also updated its cost and profitability models to include the estimated impacts stemming from these expected lower vehicle production levels, elevated raw material prices, freight expenses and labor costs. The updated financial guidance for the second half of 2021 replaces

Exhibit 99.1
all previous guidance for the second half of 2021 and is included in the table below:

2nd Half 2021 Guidance
Item	Original Guidance	Updated Guidance
Revenue	$970m - $1.07b	$770m - $840m
Gross Margin	37.5% - 38.5%	35% - 36%
Operating Expenses	$105 - $110 million	$105 - $108 million
Tax Rate	16% - 18%	15% - 16%
Capital Expenditures	$50 - $60 million	$50 - $60 million
Depreciation & Amortization	$54 - $59 million	$48 - 52 million

Based on the mid-October 2021 light vehicle production estimates for 2022, the Company estimates that revenue for calendar year 2022 will be approximately 15% - 20% higher than the updated 2021 revenue estimates of $1.68 - $1.75 billion.
"On a positive note, overall vehicle inventory levels are at historic lows, demand from our customers continues to remain strong, and interest from our customers in our core products and new technology areas for future projects is very high. So, despite the incredibly turbulent last 18 months and the next few quarters, which we expect to continue to be challenging due to supply chain constraints, our long term growth prospects remain very strong and we continue to believe that the next several years will produce above market growth rates that should provide us the opportunity to achieve excellent shareholder returns,” concluded Downing.

Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” "future," “goal,” "guidance," “hope,” "intend," “may,” "opinion", "optimistic," “plan,” “poised,” "predict," “project,” "should," "strategy," "target," “will,” and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those

Exhibit 99.1
described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic and supply chain constraints that have affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of October 18, 2021 (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call

Exhibit 99.1
    A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET, October 22, 2021. The dial-in number to participate in the call is 844-389-8658, passcode 8370639. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/b9hddifc. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
North American Interior Mirrors	1,897	2,234	(15)%	5,843	5,040	16%
North American Exterior Mirrors	1,355	1,404	(3)%	4,345	3,093	40%
Total North American Mirror Units	3,252	3,638	(11)%	10,188	8,133	25%
International Interior Mirrors	4,629	4,940	(6)%	15,219	12,889	18%
International Exterior Mirrors	1,928	1,981	(3)%	6,605	5,191	27%
Total International Mirror Units	6,557	6,921	(5)%	21,823	18,080	21%
Total Interior Mirrors	6,526	7,174	(9)%	21,062	17,928	17%
Total Exterior Mirrors	3,283	3,385	(3)%	10,949	8,285	32%
Total Auto-Dimming Mirror Units	9,809	10,559	(7)%	32,011	26,213	22%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Sales	$399,598,744	$474,638,584	$1,311,328,609	$1,158,325,866

Cost of Goods Sold	258,698,723	286,401,872	835,531,679	769,556,865
Gross Profit	140,900,021	188,236,712	475,796,930	388,769,001

Engineering, Research & Development	29,750,973	27,812,730	86,462,112	86,421,121
Selling, General & Administrative	22,984,108	21,571,093	67,511,555	65,206,080
Operating Expenses	52,735,081	49,383,823	153,973,667	151,627,201

Income from Operations	88,164,940	138,852,889	321,823,263	237,141,800

Other Income	1,729,294	4,044,109	5,153,427	9,157,820
Income before Income Taxes	89,894,234	142,896,998	326,976,690	246,299,620

Provision for Income Taxes	13,233,686	25,804,396	50,358,854	42,075,250

Net Income	$76,660,548	$117,092,602	$276,617,836	$204,224,370

Earnings Per Share(1)
Basic	$0.32	$0.48	$1.15	$0.83
Diluted	$0.32	$0.48	$1.15	$0.82

Cash Dividends Declared per Share	$0.120	$0.120	$0.360	$0.360

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2021	December 31, 2020
ASSETS
Cash and Cash Equivalents	$269,965,105	$423,371,036
Short-Term Investments	6,936,547	27,164,369
Accounts Receivable, net	241,225,710	284,925,335
Inventories	292,599,881	226,291,843
Other Current Assets	63,979,883	17,577,981
Total Current Assets	874,707,126	979,330,564

Plant and Equipment - Net	451,811,914	468,135,135

Goodwill	314,805,654	311,922,787
Long-Term Investments	204,671,558	162,028,068
Intangible Assets	243,163,539	249,748,127
Patents and Other Assets	27,268,962	26,776,489
Total Other Assets	789,909,713	750,475,471

Total Assets	$2,116,428,753	$2,197,941,170

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$192,441,699	$177,736,857
Other Non-current Liabilities	18,680,307	17,300,442
Deferred Income Taxes	17,676,461	38,960,743
Shareholders' Investment	1,887,630,286	1,963,943,128
Total Liabilities & Shareholders' Investment	$2,116,428,753	$2,197,941,170